AMENDMENT TO THE BELLSOUTH PERSONAL
                         RETIREMENT ACCOUNT PENSION PLAN


         WHEREAS, BellSouth Corporation (the "Company") sponsors the BellSouth Personal Retirement Account Pension Plan (the "Plan"), which was amended and restated effective January 1, 1998; and

         WHEREAS, the Executive Nominating and Compensation Committee (the "Committee") of the Board of Directors of BellSouth Corporation, at its February 22, 1999, meeting adopted a resolution amending the Plan to provide an additional credit for the 1999 Plan Year equal to 1% of each Plan participant's 1999 compensation; and

         WHEREAS, the Committee authorized appropriate officers of the Company to do such further acts and to execute such documents as may be necessary or advisable to effectuate the purposes of such resolution; and

     WHEREAS, the Company now desires to revise the Plan document to reflect such amendment;

         NOW, THEREFORE, pursuant to the authority delegated by the Committee as referred to above, the undersigned officer approves the following to reflect such amendment of the Plan:

                  Amend Section 3 of the Plan by adding the following sentence at the end of Subparagraph 3.05(a):

                  The Board has approved an additional credit for the 1999 Plan Year equal to the Participant's Compensation multiplied by one percent, and this additional credit shall be credited to each Participant's account as of the last day of such Plan Year.

         This Amendment shall be effective as of January 1, 1999.


                         By:      /s/ Richard D. Sibbernsen
                                      Richard D. Sibbernsen
                                   Vice President - Human Resources
                                    Date:   5/6/99